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                                                                    Exhibit 11B


                           PacifiCare Health Systems, Inc.

                Computation of Net Income per Share of Common Stock -
                                    Fully Diluted

             (Dollars and shares in thousands, except per share amounts)
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                                                          Three months ended      Nine months ended
                                                              June 30,                June 30,
                                                          1996        1995        1996        1995
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
 Shares outstanding at the beginning of the
    period                                                31,153      30,714      30,883      27,528

 Weighted average number of shares issued
    during the period in connection with a
    public offering, compensation awarded
    in stock and exercise of stock options                    17          37         163       1,221

 Dilutive shares issuable, net of shares
    assumed to have been purchased (at the
    higher of ending or average market
    price) for treasury with assumed
    proceeds from the contingent exercise
    of stock options and registered equity
    purchase contracts:                                      527         562         611         629
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 Total shares-fully diluted                               31,697      31,313      31,657      29,378
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 Net income                                             $  8,578    $ 30,248    $ 68,426    $ 77,664

 Fully diluted earnings per share                       $   0.27    $   0.97    $   2.16    $   2.64
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